Exhibit 99.B(d)(3)(D)(i)

August 20, 2007

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement dated April 29, 2005, between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Focus 5 Portfolio, a newly established series of ING Investors Trust (the “Portfolio”), effective August 20, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fees indicated for each series, is attached hereto.

Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned Portfolio.

Very sincerely,

/s/ Kim A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:

ING Funds Services, LLC

By:	/s/Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING American Funds Growth Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds International Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Growth-Income Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING BlackRock Inflation Protected Bond Portfolio	0.10%
ING Disciplined Small Cap Value Portfolio	0.10%
ING EquitiesPlus Portfolio	0.10%
ING FMRSM Large Cap Growth Portfolio	0.10%
ING Focus 5 Portfolio	0.10%
ING Franklin Income Portfolio	0.10%
ING Franklin Templeton Founding Strategy Portfolio	0.05%
ING Global Real Estate Portfolio	0.10%
ING JPMorgan Value Opportunities Portfolio	0.10%

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING MarketPro Portfolio	0.05%
ING Marsico International Opportunities Portfolio	0.10%
ING MFS Utilities Portfolio	0.10%
ING Pioneer Equity Income Portfolio	0.10%
ING VP Index Plus International Equity Portfolio	0.10%
ING Wells Fargo Small Cap Disciplined Portfolio	0.10%